Aegion Completes Transaction with Affiliates of New Mountain Capital to Become a Private Company

ST. LOUIS – May 17, 2021 – Aegion Corporation, a leading provider of infrastructure maintenance, rehabilitation and protection solutions, today announced the successful completion of the previously announced transaction under which affiliates of New Mountain Capital, L.L.C. (“New Mountain”) acquired all outstanding shares of Aegion for $30.00 per share in cash.

As a result of the transaction, Aegion has become a private company and its common stock will no longer be listed for trading on the Nasdaq stock market. Robert (Rob) M. Tullman has been appointed President and Chief Executive Officer of Aegion Corporation, effective May 18, 2021, following the planned retirement of outgoing President and Chief Executive Officer Charles R. Gordon.

Mr. Tullman commented, “The completion of this transaction represents the exciting first step in advancing Aegion’s compelling near- and long-term growth prospects as an industry leader and a protector of communities and the environment. I look forward to working with the dedicated teams as we leverage our differentiated portfolio of technologies and delivering transformational solutions to maintain, rehabilitate and protect critical infrastructure around the world.”

Advisors

Centerview Partners LLC served as exclusive financial advisor to Aegion, and Shearman & Sterling LLP served as legal counsel. Jefferies and Houlihan Lokey served as financial advisors to New Mountain Capital LLP, and Ropes & Gray served as legal counsel.

About Aegion Corporation

Aegion combines innovative technologies with market-leading expertise to maintain, rehabilitate and strengthen infrastructure around the world. Since 1971, the Company has played a pioneering role in finding transformational solutions to rehabilitate aging infrastructure, primarily pipelines in the wastewater, water, energy, mining and refining industries. Aegion also maintains the efficient operation of refineries and other industrial facilities. Aegion is committed to Stronger. Safer. Infrastructure.®

More information about Aegion can be found at www.aegion.com.

About New Mountain Capital

New Mountain Capital is a New York-based investment firm that emphasizes business building and growth, rather than debt, as it pursues long-term capital appreciation. The firm currently manages private equity, credit, net lease real estate and public equity funds with over $30 billion in assets under management. New Mountain seeks out what it believes to be the highest quality growth leaders in carefully selected industry sectors and then works intensively with management to build the value of these companies. www.newmountaincapital.com

For more information, contact:

Aegion Corporation
Katie Cason
Senior Vice President, Strategy and Communications
636-530-8000
kcason@aegion.com

New Mountain Capital
Dana Gorman
Abernathy MacGregor
212-371-5999
dtg@abmac.com